Exhibit 99.1

Press Contact:

Jessie Brumfiel

NeoTerra Group

805-686-8407

jbrumfiel@neoterragroup.com

CallWave Names New Board Members and Executive Vice President

Jeffrey Henley, Chairman of Oracle, Michael Noling, and John Greathouse Join CallWave

SANTA BARBARA, Calif. — November 4, 2004 — CallWave, Inc. (Nasdaq: CALL) a leader in VoIP enhanced services today announced the appointments of Jeffrey O. Henley and Michael S. Noling to its Board of Directors. CallWave also announced the appointment of John M. Greathouse to the newly-created position of Executive Vice President of Sales and Business Development.

“It is a real win for us to attract software industry executives of this caliber and experience to CallWave’s Board, and to our executive management team,” said Dave Hofstatter, CallWave’s president and CEO.

“The future of telecommunications is in software, and that’s why I’m pleased to join CallWave’s board,” said Jeff Henley. Henley is currently Chairman of Oracle Corporation (Nasdaq: ORCL), and formerly served as Chief Financial Officer and an Executive Vice President of Oracle from March 1991 to July 2004.

“CallWave’s management team shows depth of vision and a proven ability to execute,” said Michael Noling. Noling is a seasoned software executive having served as the President and CEO of Wavefront Technologies and on the corporate boards of Transoft Networks, Centric Software, Motion Engineering, Web Associates and Wavefront Technologies.

John Greathouse previously served as the Chief Financial Officer and Senior Vice President of Strategic Development for Citrix Online (a division of Citrix systems, Nasdaq: CTXS) where he led customer-acquisition efforts and helped to grow GoToMyPC™ into one of the largest online software subscription businesses.

Greathouse adds this about his new role, “My history of growing subscription software sales through online customer acquisition and via business development partnerships is an ideal fit with CallWave’s proven business model.”

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CallWave’s board of directors also includes: Peter V. Sperling, Co-Founder and Chairman of the Board; David F. Hofstatter, Co-Founder, President and CEO; Jason S. Spievak, Chief Financial Officer; David S. Trandal, Co-Founder and Vice President of Operations; and Jerry Murdock, Managing Director of Insight Venture Partners.

About CallWave

CallWave (Nasdaq: CALL) is a leader in VoIP enhanced services. The company provides VoIP application services on a subscription basis that add features and functionality to the telecommunications services used in mainstream homes and small offices. CallWave’s proprietary VoIP software allows subscribers to get more out of their existing networks — landline, mobile, and IP — by adding software-based call-handling features, and by bridging all three networks to help subscribers get their important calls. Founded in 1998, CallWave is headquartered in Santa Barbara, California. For further information, please visit www.callwave.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding CallWave Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

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